Exhibit 99.1

UNION PACIFIC ELECTS LANCE FRITZ CHAIRMAN OF THE BOARD,

SUCCEEDING JACK KORALESKI

Scott Moore Elected Senior Vice President  - Corporate Relations,

Succeeding Bob Turner

Todd Rynaski Elected Vice President and Controller,

Succeeding Jeff Totusek

FOR IMMEDIATE RELEASE:

Omaha, Nebraska, July 30, 2015 – Union Pacific’s board of directors today elected Lance M. Fritz chairman, president and chief executive officer effective October 1. Fritz, 52, was elected president and chief executive officer February 5, 2015. He also was elected to the corporation’s board of directors at that time.

Fritz was named president and chief operating officer February 6, 2014. He was executive vice president - Operations from 2010-2014, and previously served as vice president - Labor Relations. Prior to that, he was regional vice president - Southern Region after serving as regional vice president

- Northern Region. Fritz began his career with Union Pacific in July 2000 in Marketing and Sales as vice president and general manager - Energy.

He succeeds John J. (Jack) Koraleski, 64, as chairman. Koraleski plans to retire September 30 after a 43-year career at Union Pacific in which he served as executive chairman; chairman, president and chief executive officer; executive vice president - Marketing and Sales; executive vice president - Finance and Information Technology; and others. Among his many achievements, Koraleski was named by Institutional Investor as 2014’s No. 1 chief executive officer in the Airfreight and Surface Transportation sector, and his advocacy was critical in helping Union Pacific form its women’s employee resource group more than 20 years ago. Koraleski will continue to serve on the national advisory committee for the College of Business Administration at the University of Nebraska Omaha, as well as several boards and advisory committees including the Heritage Services board of directors and the STRATCOM Consultation Committee.

Union Pacific today elected Scott D. Moore senior vice president - Corporate Relations, effective September 1. He will have companywide responsibility for internal and external communications, public affairs, media relations, brand management and advertising. Moore will serve as president of the Union Pacific Foundation. He has been vice president - Public Affairs for Union Pacific’s western region, based in Roseville, California, since August 2007. Moore joined Union Pacific in 2000 as director  - Government Affairs. He is a former Nebraska Secretary of State, and  a state senator.

He succeeds Robert W. (Bob) Turner, who plans to retire October 1. Turner, who joined the company in 2000, developed Union Pacific’s award-winning Building America campaign that remains embedded in the company’s culture and the centerpiece of its brand. He built the company’s public affairs organization that serves all 23 states in which Union Pacific operates, and is president of the Union Pacific Foundation. He serves on the executive committee of the Greater Omaha Chamber of Commerce, the Board of the Durham Museum, and as a governor of the Aksarben Foundation.

Turner will continue to serve on the Hiram College board of trustees, the National Action Alliance for Suicide Prevention where he co-chairs the executive committee, and the Abraham Lincoln Presidential Library Foundation board of directors.

Union Pacific today also elected Todd M. Rynaski as chief accounting officer, vice president and controller effective September 1. Rynaski has been assistant vice president - Accounting since January 2014. Prior to that, he was assistant vice president  - Financial Reporting and Analysis. Rynaski joined Union Pacific in 1995 and held positions in Corporate Audit, Planning and Analysis, Revenue Accounting, and Information Technology.

Rynaski succeeds Jeffrey P. Totusek, who plans to retire in 2016. Totusek will help transition the vice president and controller responsibilities as vice president - Finance until he retires. Totusek has been chief accounting officer, vice president and controller since January 2008. Prior to that, he was assistant vice president  - Financial Analysis since 1998. Totusek joined Union Pacific in 1985.

“Lance has demonstrated the leadership skills and vision necessary to create value for all of our stakeholders,” said Steven Rogel, Union Pacific’s lead independent director. “Following a  thorough review of our governance structure, we determined that now is the right time for Lance to become chairman. The board supports the strategy and direction he is setting for Union Pacific and is confident we have the best management team in place to continue delivering industry-leading customer service and strong shareholder returns.

“On behalf of the entire board, I want to express our sincere thanks to Jack for his leadership, dedication, and contributions,” Rogel said. “His retirement will mark a  long and successful career that made Union Pacific a  stronger company than when he joined it. We wish him the best.”

“Bob Turner made many significant contributions to Union Pacific, especially in building relationships with the more than 7,300 communities we serve,” Fritz said. “We will miss his insights and guidance but wish him all the best in his retirement.

“Jeff Totusek’s combination of business knowledge and financial acumen has been instrumental in Union Pacific’s success, particularly in his role as chief accounting officer,” Fritz said. “We will benefit greatly from his support during this transition period.”

ABOUT UNION PACIFIC

Union Pacific Railroad is the principal operating company of Union Pacific Corporation (NYSE: UNP). One of America's most recognized companies, Union Pacific Railroad connects 23 states in the western two-thirds of the country by rail, providing a critical link in the global supply chain. From 2005-2014, Union Pacific invested more than $31 billion in its network and operations to support America's transportation infrastructure. The railroad's diversified business mix includes Agricultural Products, Automotive, Chemicals, Coal, Industrial Products and Intermodal. Union Pacific serves many of the fastest-growing U.S. population centers, operates from all major West Coast and Gulf Coast ports to eastern gateways, connects with Canada's rail systems and is the only railroad serving all six major Mexico gateways. Union Pacific provides value to its roughly 10,000 customers by delivering products in  a safe, reliable, fuel-efficient and environmentally responsible manner.

Union Pacific media contact: Aaron Hunt at 402-544-0100 or amhunt@up.com.

www.up.com

www.facebook.com/unionpacific

www.twitter.com/unionpacific